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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2001

HORMEL FOODS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-2402 (Commission File Number)	41-0319970 (IRS Employer Identification Number)
1 Hormel Place, Austin, Minnesota (Address of principal executive offices)	55912 (Zip Code)

Registrant's telephone number, including area code:  (507) 437-5737

Pages: This report contains three (3) pages numbered sequentially from this cover page.

Item 5.  OTHER MATERIALLY IMPORTANT EVENTS

April 30, 2001

    The company announced completion of the purchase of the assets of Diamond Crystal Brands nutritional products for approximately $65,000,000 in cash. The text of the complete announcement is a follows:

Hormel Foods Completes Acquisition of Diamond Crystal Brands
Nutritional Products Business

    AUSTIN, Minn., April 30—Hormel Foods Corporation (NYSE: HRL) today announced completion of its purchase of the assets of Diamond Crystal Brands nutritional products (DCBNP), headquartered in Savannah, Ga. The transaction is valued at approximately $65 million in cash.

    Hormel Foods announced on Feb. 21, 2001, the definitive agreement to acquire the assets of DCBNP, a division of Imperial Sugar Company. Hormel Foods will merge the assets of DCBNP into its Hormel HealthLabs subsidiary, which acquired the business and production facility of Cliffdale Farms in December 2000, making it one of the industry leaders in nutritionally enhanced food products.

    DCBNP sells a variety of nutritionally enhanced products to foodservice customers, primarily hospitals and nursing homes. The company's product line has more than 170 items that provide a high level of nutrients in good-tasting, visually appealing, economical and easy-to-use formulations.

    "This acquisition strengthens Hormel HealthLabs' position in the nutritionally enhanced food products market," said Joel W. Johnson, chairman of the board, president and chief executive office of Hormel Foods. "A rapidly growing aging population is providing an opportunity for the Hormel HealthLabs team to develop new products in order to address their medical and nutritional needs. This acquisition helps us expand our leadership role."

About Hormel HealthLabs

    Hormel HealthLabs markets flavorful foods for people with special dietary needs, such as dysphagia, bowel problems, malnutrition and diabetes. Products are marketed to hospitals, nursing homes and other health facilities. Originally known as American Institutional Products (AIP), the business was acquired in 1994 and the headquarters subsequently relocated to Austin, Minn. In December 2000, Hormel HealthLabs acquired the business and production facility of Cliffdale Farms, located in Quakertown, Pa.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HORMEL FOODS CORPORATION (Registrant)
Date: May 11, 2001	By:	/s/ M. J. MCCOY M. J. McCoy Senior Vice President And Chief Financial Officer
Date: May 11, 2001	By:	/s/ J. H. FERAGEN J. H. Feragen Treasurer

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  Item 5. OTHER MATERIALLY IMPORTANT EVENTS
SIGNATURES